Exhibit 10.1

3801 West Hillsboro Boulevard * Deerfield Beach * Florida * 33442 * 954.360.9022

VIA HAND DELIVERY

June 13, 2005

Mr. James A. Epstein

RE: Terms of Employment Between eDiets.com, Inc. and James A. Epstein

Dear Mr. Epstein :

This will serve to confirm the terms of your employment with eDiets.com, Inc. and all affiliates of eDiets.com, Inc. (“EDI,” “We” or “Us).

1.	Term. Subject to the following terms and conditions, this Agreement is effective as of June 13, 2005 and will continue for eighteen (18) months thereafter unless terminated at the option of the parties and pursuant to the terms expressed below.

2.	Duties. You are employed as Chief Legal Officer and, as such, shall perform all duties commonly incident to this office, including such additional duties as the Board of Directors (the “Board”) shall prescribe from time to time.

3.	Compensation and Benefits. Your “Base Salary” will be no less than $165,000, and shall be reviewed at least annually in January of each year during the term of your employment. You will be entitled to not less than 160 hours of “PTO” per year, and your other benefits will be provided at levels not less than those provided in our company benefit program.

4.	Performance of Duties. During the term of your employment, you shall devote your full working time, ability and attention to the business of EDI.

5.	Stock Options. You have received, or will receive as of the above date, a non-incentive stock option (the “Option”) under our Stock Option Plan(s) in effect as of the above date (the “Plan”). The Option, and any other options granted by us to you, shall have such terms as are required by the Plan and which may be implemented by the Board but, notwithstanding, shall fully vest upon a termination of your employment by us without “cause” or by you for “good reason,” or upon a “Change of Control,” death or disability. In the event of a conflict between the terms this Agreement and the terms of the Plan or any stock option agreement pursuant thereto, the terms of this Agreement shall control.

6.	“Change of Control.” A “Change of Control” shall be deemed to have occurred if (1) there shall be consummated (a) any consolidation or merger of EDI in which EDI is not the continuing or surviving corporation or pursuant to which shares of EDI’s Common Stock would be converted into cash, securities or other property, other than a merger of EDI in which the holders of EDI’s Common Stock immediately prior to the merger continue to control the surviving corporation immediately after the merger and other than a merger of EDI with an affiliate of EDI, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of EDI, or (2) the shareholders of EDI approve any plan or proposal for the liquidation or dissolution of EDI or (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 80% or more of the combined voting power of EDI’s outstanding voting securities. The employment terms expressed in this letter shall survive a change of control.

7.	Termination by EDI for Cause. We may terminate your employment “for cause” at any time. As used herein, for “cause” shall mean any one of the following:

a.	The willful breach or habitual neglect by you of your job duties and responsibilities; or

b.	Conviction of any felony, excluding minor traffic offenses; or

c.	Commission of an act of fraud, embezzlement or material misappropriation or dishonesty against EDI or any of EDI’s affiliates; or

d.	Commission of a serious violation of any of EDI’s personnel policies, including but not limited to violations of EDI’s policies against any form of harassment.

In the event we terminate your employment for cause, your Base Salary, incentive compensation, benefits, and the unexercised portion of the Option (and any other stock options) shall automatically terminate as of the effective date of such termination.

8.	Termination by EDI Without Cause or by You for Good Reason or Upon a Change of Control. We may terminate your employment without cause at any time upon 30 days’ prior written notice to you. You shall have the right to terminate this Agreement at any time for “good reason” or upon a change of control. “Good reason” means the occurrence of any of the following without your prior written consent: (i) the assignment to you of duties and responsibilities that are unethical, illegal or inconsistent, in a material and adverse respect, with the scope of the duties and responsibilities usually vested in similarly situated executives; (ii) a material reduction in the benefits payable to you; or (iii) a requirement that you perform your primary duties at a location outside of Broward and Palm Beach Counties in the state of Florida, USA. We shall pay to you on the date of termination without cause or for good reason a severance allowance of an amount equal to Six (6) months’ Base Salary, plus one (1) month for each year of service to EDI at your then-effective rate, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions. We shall pay to you on the date of termination for a change in control a severance allowance of an amount equal to twelve (12) months’ Base Salary at your then effective rate. Upon termination by EDI without cause or by you for good reason or upon change of control, we will reimburse you for expenses relating to the extension of health benefits under COBRA for a period of six (6) months after termination. Additionally, any unvested shares under the Option (and any other Stock Options granted under the Plan) shall vest immediately and shall be exercisable by you for sixty (60) days following the date of termination upon change of control or for twelve (12) months following the date of termination by EDI without cause or by you for good reason.

9.	Termination by You Without Good Reason. You may terminate your employment without good reason upon 30 days’ prior written notice to the Company. In such a case, you may be required to perform your business duties and shall be paid your regular salary up to the date of the termination. At our option, we may require you to depart upon receiving the 30 days’ notice. In this event, we shall pay you an amount equal to 30 calendar days of your Base Salary at the then-effective rate and all accrued but unpaid allowances and expense reimbursements, and you shall not be entitled to receive any other compensation or severance allowance. Any unexercised and unvested shares granted pursuant to the Option (and any other stock options granted under the Plan) shall be exercisable in accordance with the terms thereof.

10.	Death or Disability. In the event of your death, your employment and your future Base Salary, incentive compensation and benefits shall automatically terminate, except for (a) any vested but unexercised portion of the Option (and any other stock options granted under the Plan), which shall be exercisable in accordance with the terms thereof, and (b) accrued but unpaid allowances and expense reimbursements and applicable death benefits, if any. If you become unable to perform your duties because of a “disability” we may terminate your employment. In this event, we will pay your unpaid Base Salary, accrued but unpaid allowances, expense reimbursements, and incentive compensation from the date of your first absence from work due to your disability through the third month following the date of termination, less disability benefits received through our benefit plan. Your option shall terminate except for any vested but unexercised portion thereof (and any other stock options granted under the Plan). “Disability” means an incapacity due to physical or mental illness, that causes you to be absent from your duties on a full-time basis for three consecutive months, or for an aggregate of six months in any consecutive 12-month period, and a physician selected by us concludes that (A) you are suffering from “total disability” as defined in the our disability insurance policy and (B) within 30 days after written notice thereof is given by the Company to you, you have not returned to work on a full time basis.

11.	Agreement not to Disclose Trade Secrets or Confidential Information. Upon the effective date of this Agreement and for two years after its termination, you shall not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired by you during the course and solely as a result of your service with EDI. As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, source-code of any proprietary software, or compilation of any scientific, technical or commercial information, including any design, list of suppliers, list of customers or improvement thereof, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or financial information of EDI that is for use, or is used, in the operation of EDI’s businesses that is not commonly known by or available to the public and that derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. You agree to return to EDI any and all such trade secrets, confidential information or other proprietary information immediately upon the termination of this Agreement.

12.	Covenant not to Compete. Provided this Agreement is not terminated by EDI without “cause” or by you for “good reason” or upon a “change of control,” you shall not, after the effective date of this agreement and for twelve (12) months after its termination, (A) enter into any employment, consulting or other similar business relationship with a provider of online fitness or nutrition programs where your duties or responsibilities are the same, or substantially the same, as your duties and responsibilities with EDI, or (B) acquire a 20% or greater ownership interest in or enter into any other similar arrangement, with any company, partnership, joint venture or other business organization that provides online fitness or nutrition programs as of the time of such termination in any geographic area in which EDI conducts business as of the time of such termination. You acknowledge and agree that the remedy at law for any breach, or threatened breach, of any of the provisions of this Paragraph 12 will be inadequate and, accordingly, you covenant and agree that EDI shall, in addition to any other rights or remedies that EDI may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain you from any violation of this Paragraph. Such right to obtain injunctive relief may be exercised, at the option of EDI, in addition to, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that EDI may have as a result of any such breach or threatened breach.

13.	Indemnification. You shall be entitled to indemnification from EDI to the fullest extent permitted under the EDI’s then-current Articles of Incorporation and Bylaws and under the law of the state of Delaware. We shall use our reasonable best efforts to obtain coverage for you under any insurance policy obtained during the term of this Agreement that covers the officers and directors of EDI against liability in connection with their service to EDI.

14.	Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of Florida and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of Florida over any action arising out of or related to this Agreement.

Very Truly Yours,

Ciaran R. McCourt,
President and Chief Operating Officer

Agreed:

BY:

PRINT NAME:

DATE: